BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

07/07/2020

Work Order Item Number:	W2020070701502 - 681091
Filing Number:	20200768699
Filing Type:	Amended Certification of Stock Designation After Issuance of Class/Series
Filing Date/Time:	07/07/2020 15:36:16 PM
Filing Page(s):	5

Indexed Entity Information:

Entity ID: E0345742015-5

Entity Name: OZOP SURGICAL CORP.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
EASTBIZ.COM, INC.
5348 VEGAS DRIVE, LAS VEGAS, NV 89108, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of Barbara K. Cegavske Secretary of State State Of Nevada	Business Number E0345742015-5 Filing Number 20200768699 Filed On 07/07/2020 15:36:16 PM Number of Pages 5

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☑ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: OZOP SURGICAL CORP. Entity or Nevada Business Identification Number (NVID): NV20151432735
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 07/07/2020 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series C Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☑ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Brian Conway Signature of Officer Date: 07/07/2020

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0345742015-5
Barbara K. Cegavske	Filing Number 20200768699
Secretary of State State Of Nevada	Filed On 07/07/2020 15:36:16 PM
	Number of Pages 5

OZOP SURGICAL CORP.
(A NEVADA CORPORATION)

RESOLUTION OF THE BOARD OF DIRECTORS

The undersigned, being all of the Directors of Ozop Surgical Corp., a Nevada Corporation (the "Corporation") pursuant to the Bylaws of the Corporation and Chapter 78 of the Nevada Revised Statutes, hereby consent to the following actions of the Corporation, a copy of which shall be filed with the minutes of the Corporation:

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to amend and restate the rights and preferences of a class of preferred stock named the Series C Preferred Stock, pursuant to the attached Certificate of Designation;

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to create and designate the rights and preferences of a class of preferred stock named the Series D Preferred Stock, pursuant to the attached Certificate of Designation;

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to create and designate the rights and preferences of a class of preferred stock named the Series E Preferred Stock, pursuant to the attached Certificate of Designation;

NOW, THEREFORE, BE IT:

RESOLVED, that the Board of Directors, pursuant to authority given by the Corporation's Certificate of Incorporation, does hereby amend and restate the rights and preferences of a class of preferred stock, named the Series C Preferred Stock, as set forth in the attached Certificate of Designation.

RESOLVED, that the Board of Directors, pursuant to authority given by the Corporation's Certificate of Incorporation, does hereby create and designate the rights and preferences of a class of preferred stock, named the Series D Preferred Stock, as set forth in the attached Certificate of Designation.

RESOLVED, that the Board of Directors, pursuant to authority given by the Corporation's Certificate of Incorporation, does hereby create and designate the rights and preferences of a class of preferred stock, named the Series E Preferred Stock, as set forth in the attached Certificate of Designation.

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed in the name and on behalf of the Corporation, to take any and all actions reasonably necessary or appropriate to carry out the intent of the above resolutions, including the execution of documents and making any filings with the State of Nevada or the federal securities authorities as they deem necessary or appropriate, and that any and all actions taken by the officers in connection therewith are hereby ratified, confirmed, and approved.

This Resolution may be executed in counter parts and by facsimile and such counterparts and facsimile copies shall be conclusive evidence of the consent and ratification of the matters contained herein by the undersigned director(s).

IN WITNESS WHEREOF, I have set my hand as a member of the Board of Directors of the Corporation as of this ___ day of July 2020.

Brian P Conway
Brian Conway, Director

Filed in the Office of	Business Number E0345742015-5
Barbara K. Cegavske	Filing Number 20200768699
Secretary of State State Of Nevada	Filed On 07/07/2020 15:36:16 PM
	Number of Pages 5

AMENDMENT TO CERTIFICATE OF DE

OF

OZOP SURGICAL CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES C PREFERRED STOCK

I. DESIGNATION; RANK.

There shall be a series of preferred stock designated as "Series C Preferred Stock", and the number of shares constituting such series shall be 50,000 par value $0.001. Such series is referred to herein as the "Series C Preferred Stock".

The Series C Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

II. DIVIDENDS.

The holders of shares of Series C Preferred Stock have no dividend rights.

III. LIQUIDATION PREFERENCE.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a "Liquidation"), whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock, and any other Series of Preferred Stock bearing liquidation rights.

(b) A sale of all or substantially all of the Corporation's assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the

Corporation (a "Change in Control Event"), shall not be deemed to be a Liquidation for purposes of this Designation.

IV. VOTING.

The holders of Series C Preferred Stock shall have the rights as described in this Section 4 or as required by law. For so long as any shares of the Series C Preferred Stock remain issued and outstanding, the Holder thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to sixty-seven (67%) percent of the total vote. By way of illustration, if there are 10,000 shares of the Corporation's common stock issued and outstanding at the time of a shareholder vote, the holders of the Series C Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 20,300 shares, out of a total number of 30,300 shares voting. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total common shares outstanding, (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series C Preferred Stock, if any, and (c) the voting rights attributable to the Series C Preferred Stock, as described herein, whether such Series C Preferred Stock shares are voted or not.

V. NO PREEMPTIVE RIGHTS. No holder of the Series C Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

VI. ADDITIONAL RIGHTS OF PREFERRED STOCK.

So long as any Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous approval of all of the holders of the Series C Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to adversely affect the Series C Preferred Stock; (c) create or designate any series or class of shares; (d) issue any shares of series of preferred stock series C or D; (e) increase the authorized number of shares of any Series of Preferred Stock; (f) amend, repeal or modify the bylaws; (g) elect members to the Board of Directors or change the composition of the Board of Directors; (h) incur debt not in the ordinary course of business; (i) effect or undergo any change of control of the Corporation; and (j) sell or otherwise dispose of any of the assets of the Corporation not in the ordinary course of business.

VII. LOST OR STOLEN CERTIFICATES.

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking

by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series C Preferred Stock into Common Stock.

VIII. FAILURE OR INDULGENCE NOT WAIVER.

No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.